Exhibit 1

ANNOUNCEMENT ON

QUARTERLY TRADING UPDATES

Rinker Group Limited ("Rinker") would like to advise that as part of its ongoing process to enhance financial reporting transparency, it is proposing to release quarterly trading updates to shareholders.

The first of these will be in respect of trading for the period ended 31 December 2003. A similar report for the June 2004 quarter will be provided in July.

The December 2003 quarter trading update is scheduled for release on Thursday 19 February 2004.

It will be followed by a conference call for analysts on Friday 20 February at 8.30am (AEDT, Sydney) / 4.30pm Thursday 19 February (EST, New York). This conference call will conclude by 9.45am—prior to the opening of the Australian Stock Exchange at 10am (AEDT, Sydney).

The conference call will be broadcast live for any interested parties through the Rinker web site (www.rinkergroup.com). It will also be archived and accessible on the web site shortly thereafter.

For further information, please call Debra Stirling on 61 2 9412 6680 or mobile/cell 0419 476 546 (international + 61 419 476 546)

4 February 2004
RIN 13-04

Rinker Group Limited    ABN 53 003 433 118
Corporate Affairs and Investor Relations
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067    PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6680 Facsimile (02) 9412 6611 E-mail investorrelations@rinker.com.au